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                                                                    EXHIBIT 11.1
                              CAMDEN PROPERTY TRUST
                    COMPUTATION OF EARNINGS PER COMMON SHARE

                                                                  Year Ended December 31,
                                                      ----------------------------------------
                                                         1999           1998           1997
                                                      ----------     ----------     ----------
BASIC EARNINGS PER SHARE
   Weighted average common shares outstanding            41,236         41,174         26,257
                                                      ==========     ==========     ==========
      Basic earnings per share                        $    1.27      $    1.16      $    1.46
                                                      ==========     ==========     ==========

DILUTED EARNINGS PER SHARE
   Weighted average common shares outstanding            41,236         41,174         26,257
   Shares issuable from assumed conversion of:
      Common share options and awards granted               431            399            330
      Minority interest units                             2,624          2,610          1,769
                                                      ----------     ----------     ----------
   Weighted average common shares outstanding,
      as adjusted                                        44,291         44,183         28,356
                                                      ==========     ==========     ==========
      Diluted earnings per share                      $    1.23      $    1.12      $    1.41
                                                      ==========     ==========     ==========

EARNINGS FOR BASIC AND DILUTED COMPUTATION
   Net income                                         $  61,623      $  57,333      $  38,438
   Less: dividends on preferred shares                    9,371          9,371
                                                      ----------     ----------     ----------
   Net income to common shareholders (basic
      earnings per share computation)                    52,252         47,962         38,438
   Dividends on preferred shares
   Minority interests                                     2,014          1,322          1,655
                                                      ----------     ----------     ----------
   Net income to common shareholders, as adjusted
      (diluted earnings per share computation)        $  54,266      $  49,284      $  40,093
                                                      ==========     ==========     ==========


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